Exhibit 99.1

NEWS RELEASE for August 1, 2007

Contact:	SED International, Inc.
Rob Kalman — VP, US Marketing
rkalman@sedintl.com
ASUS ADDS SED INTERNATIONAL AS AN AUTHORIZED DISTRIBUTOR
ATLANTA, GA (August 1, 2007) ... ASUS Computer International has announced the addition of SED International, Inc. as an authorized distributor of its notebook products for the US market.
“ASUS branded notebooks are new to the North American market, but we were ranked as one of the leading brands worldwide in Q1 of 2007 based on IDC global top 10 lists,” said Jackie Hsu, President of ASUS Computer International. “We believe that customers will love our notebooks, and adding a strong distributor like SED will help us accommodate the high demand we are expecting.” SED will be carrying a full assortment of ASUS branded notebook and tablet PC products to support its computer and consumer electronics retailer, VAR, and other reseller customers.
“ASUS creates unique and cutting edge products and features which provide a competitive advantage to resellers,” said Jonathan Elster, Executive Vice President of SED International. “We are excited about beginning this relationship and bringing our customers a great way to differentiate themselves in a very competitive market.”
In addition to exclusive technology innovations, ASUS provides an industry leading support program for notebooks which includes: two year global warranty; zero bright dot LCD policy; 2-way free overnight shipping; and 24 hour phone support.
About SED International, Inc.
SED International, Inc., founded in 1980 is a leading provider of computer hardware, consumer electronics, and wireless communications products to channel partners throughout the United States and Latin America. Known for industry leading service levels, SED International delivers world-class offerings including flexible financing, end-user fulfillment, expert technical support, and customized reseller programs. SED International is headquartered in Atlanta, GA with additional sales offices and distribution centers in Dallas, TX; Miami, FL; Tampa, FL; City of Industry, CA; Buenos Aires, Argentina; and Bogota, Columbia. Additional information can be found at www.sedonline.com.
About ASUS Computer International
ASUS is a leading provider of 3C total solutions (computing, communications, and consumer electronics). Its global revenue for 2006 was $17.4 billion U.S. dollars, up from $12 billion in 2005 with 1st half of 2007 finishing at $11 billion. The company has a global staff of more than 100,000, and its R&D design team is world-class. ASUS has been ranked in Business Week’s InfoTech 100 for 9 straight years, and was ranked No.1 by the Wall Street Journal for best quality products in Taiwan. In 2007, ASUS was also selected the most valuable Taiwan international brand. For more information, visit http://usa.asus.com.